EXHIBIT 14.1

PHARMA-BIO SERV, INC.

Amended and Restated Code of Business Conduct and Ethics

Ethics

Pharma-Bio Serv, Inc. and each of its employees, officers and directors, who we collectively refer to as our “associates,” must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both.

Associates are expected to be honest and ethical in dealing with each other, with clients, vendors and all other third parties. Doing the right thing means doing it right every time.

You must also respect the rights of your fellow associates and third parties. Your actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran’s status, handicap or disability.

Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an illegal, dishonest or unethical act is discovered or suspected. You will never be penalized for reporting your discoveries or suspicions.

Pharma-Bio Serv conducts its affairs consistent with all applicable laws and regulations.

The following statements concern frequently raised ethical concerns. A violation of the standards contained in this Code of Business Conduct and Ethics will result in corrective action, including possible dismissal.

Conflicts of Interest

You must avoid any personal activity, investment or association which could appear to interfere with good judgment concerning Pharma-Bio Serv’s best interests. You may not exploit your position or relationship with Pharma-Bio Serv for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

•	cause Pharma-Bio Serv to engage in business transactions with relatives or friends;
•	use nonpublic company, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);
•	have more than a modest financial interest in our vendors, clients or competitors;
•	receive a loan, or guarantee of obligations, from us or a third party as a result of your position at Pharma-Bio Serv; or
•	compete, or prepare to compete, with Pharma-Bio Serv while still employed by Pharma-Bio Serv.

There are other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on “Reporting Ethical Violations.”

Prohibition on Loans by the Pharma-Bio Serv

The receipt by officers and directors of a loan from Pharma-Bio Serv is not only a violation of our Code of Business Conduct and Ethics, but it is unlawful under the Sarbannes-Oxley Act and the Securities Exchange Act of 1934. Section 13(k) of the Securities Exchange Act provides: “It shall be unlawful for any issuer… directly or indirectly, including through any subsidiary, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of that issuer.” Because of the broad language of the statute, if you have any questions as to whether a payment to you is a loan, you should contact our Chief Financial Officer.

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Gifts, Bribes and Kickbacks

Other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, Pharma-Bio Serv’s clients and vendors. Other gifts may be given or accepted only with prior approval of your senior management. In no event should you put Pharma-Bio Serv or yourself in a position that would be embarrassing if the gift was made public.

Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

Any associate who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment.

Improper Use or Theft of Pharma-Bio Serv Property

Every associate must safeguard Pharma-Bio Serv property from loss or theft, and may not take such property for personal use. Pharma-Bio Serv property includes confidential information, software, computers, office equipment, and supplies. You must appropriately secure all Pharma-Bio Serv property within your control to prevent its unauthorized use. You may not use Pharma-Bio Serv’s electronic communications systems, including e-mail or internet connections, to access or post material that: is pornographic, obscene, sexually-related, profane or otherwise offensive; is intimidating or hostile; or violates Pharma-Bio Serv policies or any laws or regulations. Associates may make limited non-business use of Pharma-Bio Serv’s electronic communications systems, provided that such use: (i) is occasional; (ii) does not interfere with the associate’s professional responsibilities; (iii) does not diminish productivity; and (iv) does not violate this Policy.

Covering Up Mistakes; Falsifying Records

Mistakes should never be covered up, but should be immediately fully disclosed and corrected. Falsification of any Pharma-Bio Serv, client or third party record is prohibited.

Protection of Pharma-Bio Serv, Client or Vendor Information

You may not use or reveal Pharma-Bio Serv, client or vendor confidential or proprietary information to others. Additionally, you must take appropriate steps — including securing documents, limiting access to computers and electronic media, and proper disposal methods — to prevent unauthorized access to such information. Proprietary and/or confidential information, among other things, includes: business methods, pricing and marketing data, strategy, computer code, screens, forms, experimental research, information about, or received from, Pharma-Bio Serv’s current, former and prospective clients, vendors and associates.

Non-Disclosure of Material Non-Public Information

As an associate, you may have access to material non-public information. It is a violation, not only of our Code of Business Conduct and Ethics, but of federal and state laws as well, to disclose or use material non-public information or to engage in transactions in our securities while in the possession of material non-public information. Non-public information includes any material information concerning us which has not been disclosed to the public, either in a press release or in a filing with the Securities and Exchange Commission. This means that you cannot buy or sell our stock, not only during the black-out periods, but at any time when you have knowledge concerning our business, prospects, financial results or any other aspect of our business.

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Black-Out Periods

A black-out period is a period during which officers and directors  are not permitted to engage in any transactions in our stock, regardless of whether you have actual knowledge of our financial results or of a transaction. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, if you engage in a trade while unaware of a pending major development), Pharma-Bio has implementing the following procedures and restrictions for officers and directors and additional personnel as set forth below:

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All transactions in our securities, including purchases and other acquisitions of securities and or other dispositions or transfers of securities) by directors, officers, senior management, as well as managers and all accounting and administrative personnel, must be pre-cleared by our Chief Financial Officer. Accordingly, you should contact the Chief Financial Officer before you engage in any transaction in our stock. This requirement does not apply to stock option exercises, but would cover market sales of option stock.

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You may not make trades in our securities in the period commencing 15 days prior to the end of each quarter and ending on the third business day after results for the quarter or the year, as the case may be, are publicly released (the “Blackout Period”). Our earning are released on the earlier of (i) the date on which released our earnings and filed a Form 8-K with the Securities and Exchange Commission which includes the earnings release or (ii) filed our Form 10-Q or 10-K, as the case may be, with respect to the fiscal quarter or year. This limitation does not apply to transactions which are not within your control, provided that you have complied with applicable securities regulations relating to such transactions.

•	We may notify you of other Blackout Periods when necessary.

Gathering Competitive Information

You may not accept, use or disclose the confidential information of our competitors. When obtaining competitive information, you must not violate our competitors’ rights. Particular care must be taken when dealing with competitors’ clients, ex-clients and ex-employees. Never ask for confidential or proprietary information. Never ask a person to violate a non-compete or non-disclosure agreement. If you are uncertain, please contact our Chief Financial Officer, who will contact our counsel if necessary.

Sales: Defamation and Misrepresentation

Aggressive selling should not include misstatements, innuendo or rumors about our competition or their products and financial condition. Do not make unsupportable promises concerning Pharma-Bio Serv’s services.

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